POWER OF ATTORNEY
RELATING TO
SECTION 16 REPORTS


      KNOW ALL PERSONS BY THESE PRESENTS, that I, Robert J. Keogh, hereby constitute and appoint Robert J. Keogh and Catherine P. Jackson, either of whom may act singly, as my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for me and in my name, place and stead, to sign any reports on Form 4
(Statement of Changes of Beneficial Ownership of Securities) and Form 5 (Annual Statement of Beneficial Ownership of Securities) relating to transactions by me in, and/or my beneficial ownership of, shares of common stock or other securities of Heritage Bankshares, Inc., and all amendments thereto, and to file the same, with the Securities and Exchange Commission and any other appropriate entity granting unto said attorneys-in-fact and agents, or his or her substitute, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall be effective until such time as I deliver a written revocation thereof to my above-named attorneys-in-fact and agents. I hereby acknowledge that my above-named attorneys-in-fact and agents are not assuming my responsibility to comply with applicable federal securities laws or any liability to which I may be subject thereunder, including my obligation to file such reports with the Securities and Exchange Commission prior to the applicable filing deadline.

IN TESTIMONY WHEREOF, I have hereunto set my hand this 17th day of December 2003.
/s/ Robert J. Keogh











I-545921.1
 11/10/2003